Exhibit 99.1

Agios Announces Closing of Oncology Business Sale to Servier

Agios Receives $1.8 Billion in Upfront Cash to Focus on Accelerating and Expanding its

Genetically Defined Disease Portfolio

Agios Enters Into Agreement to Repurchase Approximately 10% of Its Outstanding Shares from

Bristol-Myers Squibb for $344.5 Million

CAMBRIDGE, Mass., April 1, 2021 – Agios Pharmaceuticals, Inc. (NASDAQ: AGIO), a leader in the field of cellular metabolism to treat genetically defined diseases, today announced the closing of the sale of its commercial, clinical and research-stage oncology portfolio to Servier Pharmaceuticals, LLC, an independent global pharmaceutical company. The transaction was approved by Agios shareholders on March 25, 2021.

In consideration for its oncology portfolio, Agios received from Servier $1.8 billion in upfront cash and is eligible to receive an additional $200 million in a potential future milestone payment for vorasidenib, as well as 5% royalties on U.S. net sales of TIBSOVO® (ivosidenib tablets) from sales after the closing through loss of exclusivity and 15% royalties on U.S. net sales of vorasidenib from the first commercial sale through loss of exclusivity.

“First, I want to thank each and every employee within the oncology franchise who helped create truly meaningful, differentiated therapies for patients over the past decade. With your expertise and Servier’s deep commitment to its expanding oncology portfolio, we look forward to watching these programs flourish,” said Jackie Fouse, Ph.D., chief executive officer of Agios. “As we look ahead, Agios is poised for a bright and focused future as we seek to rapidly advance our genetically defined disease portfolio, delivering sustainable, long-term value to shareholders and superior outcomes for patients. In the near-term, mitapivat has the potential to be a blockbuster product with approvals in our three initial focus areas – pyruvate kinase (PK) deficiency, thalassemia and sickle cell disease – and we have tremendous untapped potential for both the pyruvate kinase R (PKR) activation portfolio as well as our other preclinical assets.”

In addition, Agios today announced that it has entered into a definitive agreement with Bristol-Myers Squibb Company (BMS) to repurchase 7,121,658 shares of Agios common stock held by BMS and its affilaites for an aggregate purchase price of $344.5 million, or $48.3785 per share, using the proceeds from the sale of the oncology business. As previously disclosed, the Agios board of directors authorized the company to repurchase up to $1.2 billion of its outstanding shares, using the proceeds from the sale of the oncology business. Following completion of the repurchase of shares from BMS, Agios expects to conduct the remaining $855.5 million of share repurchases over the next 12-18 months, including executing a meaningful portion of the planned repurchases by year-end through a combination of 10b5-1 plans and open market purchases.

With a singular focus on growing the company’s genetically defined disease clinical and research pipeline, Agios anticipates significant key milestones in 2021, including filing for regulatory approval for mitapivat in adults with PK deficiency in both the U.S. and EU; initiating two Phase 3 studies of mitapivat in transfusion dependent and non-transfusion dependent thalassemia; initiating a Phase 2/3 study of mitapivat in sickle cell disease; presenting the first data from the healthy volunteer study of AG-946, the next generation PKR activator; and prioritizing new indications for PKR and pyruvate kinase M2 (PKM2) activator clinical development. In addition, Agios will explore all options to maximize the patient impact and value of mitapivat globally, including strategic transactions.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as financial advisors to Agios on this transaction. Wachtell, Lipton, Rosen & Katz acted as legal advisor to Agios.

About Agios

Agios is focused on discovering and developing novel investigational medicines to treat genetically defined diseases through scientific leadership in the field of cellular metabolism. The company’s most advanced drug candidate is a first-in-class pyruvate kinase R (PKR) activator, mitapivat, that is currently being evaluated for the treatment of three distinct hemolytic anemias. In addition to its active late-stage clinical pipeline, Agios has multiple novel, investigational therapies in clinical and/or preclinical development. For more information, please visit the company’s website at www.agios.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute forward-looking statements within the meaning of within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: (i) the failure of Agios to receive milestone or royalty payments after the closing of the transaction and the uncertainty of the timing of any receipt of any such payments; (ii) the uncertainty of the results and effectiveness of the use of proceeds from the transaction; (iii) the ability of Agios to realize the expected benefits from the transaction; and (iv) other risks and uncertainties described in our reports and filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and other subsequent periodic reports we file with the SEC, which are available at www.sec.gov and Agios’ website at www.agios.com. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statements contained in this communication are made only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.

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Contact

Holly Manning, 617-844-6630

Senior Director, Investor Relations

Holly.Manning@agios.com